Exhibit 99.1

SHAREHOLDER NEWS
FOR IMMEDIATE RELEASE
CONTACT: Edward Gallup
770-441-2051

IMMUCOR ANNOUNCES RECORD FISCAL FOURTH QUARTER
AND RECORD YEAR END RESULTS

NORCROSS, GA. (July 26, 2006) – Immucor, Inc. (Nasdaq/NM: BLUD), the global leader in providing automated instrument-reagent systems to the blood transfusion industry, today reported financial results for the fiscal fourth quarter and year ended May 31, 2006.

Revenue for the fiscal fourth quarter was a record $50.0 million, up 19% from $42.1 million in the same period last year. Of the $7.9 million total increase in revenues, approximately $6.0 million came from price increases, approximately $1.4 million came from our direct presence in Japan, approximately $0.9 million came from volume increases, and the effect of the change in the Euro exchange rate reduced sales by $0.4 million. Gross margin improved during the quarter to a record 68.4% up from 63.6% in the prior year quarter.

Net income for the fourth quarter was a record $12.1 million, up 41% from $8.5 million for the same quarter last year. Diluted earnings per share totaled $0.17 on 70.7 million weighted average shares outstanding, up from $0.12 on 71.6 million weighted average shares outstanding for the same period last year. Prior year share and per share amounts have been adjusted to reflect the 3-for-2 stock split affected in the form of a 50% stock dividend which was distributed on May 15, 2006.

Sales of instruments were $3.8 million in the fourth quarter of fiscal 2006, an increase from $2.6 million in the fiscal 2005 fourth quarter. Most instrument sales in the United States are recognized over the life of the underlying reagent contract, which is usually 5 years. In the quarter ended May 31, 2006 approximately $2.4 million of instrument sales were deferred in this manner. As of May 31, 2006, deferred instrument revenues, including deferred service revenues, totaled $16.1 million.

Reagent gross margin grew to 77.5% during the fourth quarter of fiscal 2006 compared to 73.0% in the same period last year. The previously mentioned price increases and improved manufacturing efficiencies were responsible for this improvement.

For the year ended May 31, 2006, revenues totaled a record $183.5 million, a 27% increase over the prior year. Net income was $39.8 million, a $15.9 million increase over the prior year. Diluted earnings per share totaled $0.56 on 71.4 million weighted average shares outstanding for the year ended May 31, 2006 as compared to diluted earnings per share of $0.34 on 71.4 million weighted average shares outstanding for the prior year.

“We are extremely pleased with both our quarterly and annual results,” said Edward L. Gallup, Chairman and Chief Executive Officer. “All-time highs were achieved in revenues, gross margin, and net income for both the three-month period and the year ended May 31, 2006. This quarter marked the tenth consecutive quarter of record revenues.”

Dr. Gioacchino De Chirico, President said, “Our strategies to grow our business in terms of both revenues and gross margins have been very successful. We are especially pleased that our gross margin of 66.2% for the 2006 fiscal year exceeded our target of 65% to 66%. Execution of our plan has once again enabled us to increase margins while generating record quarterly revenues. We remain focused on our three year plan to increase gross margin to over 70%.”

Commenting further, Dr. De Chirico stated, “Based on the very positive customer reaction to our expected launch of the Galileo EchoTM in the United States and Europe in the third quarter of fiscal 2007 we believe we can achieve market share gains and revenue growth through continued Galileo placements and the launch of the Galileo EchoTM. This expected launch date is dependent on FDA clearance in the United States and we are forecasting clearance to take approximately 90 days after the submission is received by the FDA. As of May 31, 2006 the Company had received purchase orders for a total of 367 Galileo instruments worldwide (an increase of 28 in the quarter), including 233 in Europe, 132 in North America and 2 in Japan, and 294 of these instruments were generating reagent revenues, an increase of 31 in the quarter.”

Selected Highlights

-Sales of traditional reagent products, i.e., products not using the Company’s patented Capture® technology, increased $6.1 million, or 21%, from $29.8 million in the fourth quarter of 2005 to $35.9 million in the fourth quarter of 2006. Sales of Capture products increased approximately $0.8 million to $9.4 million, a 10% increase over the prior year quarter. Human collagen sales decreased approximately $0.2 million to $0.9 million, a 21% decrease from the prior year quarter.

-For the current fiscal year, sales of traditional reagent products were $132.7 million compared with $99.2 million in the prior year period, an increase of 34%. Capture® product sales increased approximately $4.7 million to $34.3 million, an increase of 16% over the prior year. Human collagen sales were $3.9 million for the twelve months ended May 31, 2006, an increase of $0.5 million compared to the prior year period.

-The gross margin on traditional reagents was 76.6% for the current quarter, compared with 70.8% in the prior year quarter. The increase in gross margin is primarily due to price increases in the United States.  The gross margin on Capture® products was 80.9% for the current quarter, compared with 80.5% in the prior year quarter.  The gross margin on human collagen sales was 43.3% during the quarter, compared with 56.4% in the prior year quarter.

-Sales of instruments were $3.8 million in the fourth quarter of 2006 compared to $2.6 million in the fourth quarter of 2005. The gross margin on instruments, including the impact of the cost of providing service, was a negative 33.9% for the current quarter, compared to a negative 76.7% for the same quarter last year. Instrument gross margin in the current quarter was adversely impacted as $2.4 million of revenues from 18 instrument sales were deferred in the quarter while the entire cost of sales of $1.4 million relating to those 18 instruments was expensed in the quarter.

 -The effect on revenues of the change in the Euro exchange rate was a decrease of $433 thousand for the fourth quarter of 2006 as compared with the prior year quarter.  The effect on net income of the change in the Euro exchange rate was a decrease of $32 thousand in the current quarter ended May 31, 2006.

-Distribution expenses increased by $0.2 million in the fourth quarter and selling and marketing expenses increased by $0.4 million as compared to the prior year quarter. Our new Japanese joint venture was responsible for a $0.9 million increase in selling and marketing expenses partially offset by a $0.4 million decrease in management bonus expense allocated to sales and marketing. General and administrative expenses increased by $0.7 million for the fourth quarter of 2006 as compared to the prior year quarter, due to higher legal, audit and SOX fees in the United States of $0.7 million and $0.4 million associated with our Japanese joint venture, partially offset by a $0.3 million decrease in management bonus expense allocated to general and administration.

-Research and development expenses were $1.2 million in the fourth quarter, an increase of 9% from the prior year quarter. Spending on the development of the Galileo EchoTM, our new third generation instrument targeted for the small to medium-sized hospital market was $109 thousand in the fourth quarter, a decrease of $246 thousand from the same period last year.

-Operations continue to generate strong cash flow. Cash, cash equivalents and marketable securities totaled $55.7 million at the end of the current quarter compared to $40.6 million at the end of the prior quarter and $39.1 million at May 31, 2005. During the quarter the Company repurchased 150,000 shares of its Common Stock at a total cost of $2.6 million under its stock repurchase program.

The Company also confirmed that its guidance for the fiscal year ending May 31, 2007 remains consistent with the forecast provided in its press release of May 22, 2006.

Immucor, Inc. will host a conference call July 27, 2006 at 8:30 a.m. (EDT) to review these results.  Investors are invited to participate in this conference call with Edward L. Gallup, Chairman and Chief Executive Officer; Dr. Gioacchino De Chirico, President; and Patrick Waddy, Chief Financial Officer. The call will focus on the results for the fourth quarter and general business trends.  This earnings release will be posted on

Immucor’s website, as well as any material financial information that may be discussed by Messrs. Gallup, De Chirico or Waddy during this call that is not contained in the earnings release.  Both this earnings release and the additional financial information, if any, will be posted as soon as practicable after the call on the investor news section of Immucor’s website.  To access this information once posted, go to Immucor’s website at www.immucor.com and click on “About Us – Press Releases.”

To participate in the telephone conference call, dial 1-888-913-9968, pass code BLUD. Replays of the conference call will be available for one week beginning at 12:00 PM on July 27, 2006 by calling 1-800-666-0517.  Beginning August 3, 2006, audio of the conference call or a transcript of the audio will be available on the “About Us – Press Releases” page of the Immucor website.

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments.

For more information on Immucor, please visit our website at www.immucor.com.

Statements contained in this press release that are not statements of historical fact are “forward-looking statements” as that term is defined under federal securities laws, including, without limitation, all statements concerning Immucor’s expectations, beliefs, intentions or strategies for the future.  Forward-looking statements may be identified by words such as “plans,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “will,” “should” and other words of similar meaning used in conjunction with, among other things, discussions of future operations, financial performance, product development and new product launches, FDA and other regulatory applications and approvals, market position and expenditures.  Factors that could cause actual results to differ materially from those expressed in any forward-looking statement include the following: the decision of customers to defer capital spending; the inability of customers to efficiently integrate our instruments into their blood banking operations; increased competition in the sale of instruments and reagents; product development or regulatory obstacles including delays in completing the development of the  Galileo Echo™; the ability to hire and retain key managers; changes in interest rates; fluctuations in foreign currency conversion rates; changes in demand for the Company’s human collagen product; the ability of the Company’s Japanese subsidiary to attain expected revenue, gross margin and net income levels; the outcome of any legal claims known or unknown; delays in regulatory approvals required to move Houston manufacturing to another Company facility; other currently unforeseen events that could delay the move; higher than expected Houston closure costs; higher than expected manufacturing consolidation costs; the unexpected application of different accounting rules; and general economic conditions.  Further risks are detailed in the Company’s filings with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on any forward-looking statements.  Immucor assumes no obligation to update any forward-looking statements.

IMMUCOR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands except per share data)

	Three Months Ended		Twelve Months Ended
	May 31, 2006	May 31, 2005	May 31, 2006	May 31, 2005
NET SALES	$49,957	$42,062	$183,506	$144,786
COST OF SALES	15,790	15,316	61,969	57,541
GROSS PROFIT	34,167	26,746	121,537	87,245

OPERATING EXPENSES
Research and development	1,222	1,118	4,623	4,463
Selling and marketing	5,326	4,929	20,877	18,228
Distribution	2,252	2,025	8,004	8,044
General and administrative	6,456	5,730	21,963	18,559
Restructuring expenses	110	—	2,689	—
Amortization expense and other	87	103	341	699
Total operating expenses	15,453	13,905	58,497	49,993

INCOME FROM OPERATIONS	18,714	12,841	63,040	37,252

OTHER INCOME (EXPENSE)
Interest income	379	225	978	624
Interest expense	(81)	(148)	(516)	(662)
Other income (loss)	8	139	(342)	767
Total other	306	216	120	729

INCOME BEFORE INCOME TAXES	19,020	13,057	63,160	37,981
PROVISION FOR INCOME TAX	6,959	4,529	23,317	14,071
NET INCOME	$12,061	$8,528	$39,843	$23,910

Earnings per share:
Per common share	$0.18	$0.13	$0.59	$0.35
Per common share—assuming dilution	$0.17	$0.12	$0.56	$0.34

IMMUCOR, INC.
Selected Consolidated Balance Sheet Items
(Amounts in thousands)

	May 31, 2006	May 31, 2005
Cash	$54,103	$37,108
Accounts receivable—trade	37,199	34,630
Inventory	20,651	21,836
Total current assets	121,292	100,882
Property and equipment—net	25,684	23,035
Total assets	192,187	157,613

Current portion—long-term debt, capital leases and lines of credit	—	4,617
Accounts payable	7,272	8,028
Total current liabilities	28,409	29,937
Long-term debt, capital leases and lines of credit	—	2,991
Other liabilities	19,907	7,253
Shareholders’ equity	143,871	117,432